Sheet Metal Workers International Association
                    1750 New York Avenue NW
                     Washington, D.C. 20006
                       Tel. (800) 4577694
                       Fax: (202) 6620891


                   PRESS RELEASE
                                             November 26, 2001

         Shareholders Urged to Prevent Additional
       Stock Option Repricing at Comfort Systems USA


  Shareholders of Comfort Systems USA (NYSE: FIX - news) will be asked at the company's next annual meeting to vote on a proposal urging the Board of Directors to seek approval of the majority of shareholders before repricing stock options already given or issuing new lower-priced options because the market price has dropped below the exercise price of the options.

  The proposal, sponsored by the Sheet Metal Workers'
  International Association(SMWIA) is responding to an admission by Comfort Systems that the company recently awarded its executives additional stock options because of a declining stock price. The company revealed this in its year 2000 proxy statement.

       "In late 2000, an aggregate of 300,000 options were granted to five individuals excluding Mr. Murdy with existing options because the previous options granted to these individuals were at exercise prices significantly higher than year end 2000 market value."

  The SMWIA believes the repricing of options (or granting new options) solely because the exercise price is below market value is unfair to shareholders. The SMWIA believes repricing or replacing underwater options not only reduces executives' incentive to work hard for shareholders, but also tends to mislead shareholders about the true value of someone's compensation.

  "A deal is a deal, or should be," says SMWIA General President Michael J. Sullivan. "Corporate executives often justify their high compensation by claiming much of it depends on stock price. However, that ceases to be true if the stock dives but the options just get replaced by new cheaper options."

  A similar proposal co-sponsored by New York State Common
  Retirement Fund and the International Brotherhood of
  Electrical Workers won 46% of the vote cast at the 2001 annual meeting of Sprint.

  Comfort Systems USA is a leading provider of commercial/industrial heating, ventilation and air conditioning services

  The Sheet Metal Workers' International Association represents over 150,000 members in the sheet metal industry, including approximately 500 of Comfort Systems employees.